Exhibit 99.1

Level 3 and tw telecom Stockholders Approve Acquisition

Level 3 Sets Third Quarter 2014 Earnings Call Date

BROOMFIELD, Colo. and LITTLETON, Colo. — Oct. 28, 2014 — Level 3 Communications, Inc. (NYSE: LVLT) and tw telecom inc. (NASDAQ: TWTC) today announced that, at separate special meetings, stockholders of both companies voted to approve Level 3’s proposed acquisition of tw telecom. At the tw telecom stockholders’ meeting, 86.2 percent of the tw telecom shares outstanding were voted in favor of the adoption of the merger agreement between tw telecom and Level 3. At the Level 3 stockholders’ meeting, 99.7 percent of the Level 3 shares voting at the meeting were voted in favor of the issuance of shares of Level 3 common stock to tw telecom stockholders in the acquisition, and 90.7 percent of the Level 3 shares of common stock outstanding were voted in favor of the proposal to approve the adoption of the Level 3 charter amendment that increases the number of authorized shares of Level 3 common stock.

Level 3 also announced that the company will report third quarter 2014 results on Wednesday, Nov. 5, 2014. The company expects to close the tw telecom acquisition prior to Nov. 5, subject to the satisfaction of remaining customary closing conditions that are contained in the merger agreement, and plans to discuss third quarter 2014 earnings results for both Level 3 and tw telecom during the call.

The call will be broadcast live on Level 3’s Investor Relations website at http://investors.level3.com at 10 a.m. ET on Nov. 5.

Additional information regarding the third quarter 2014 results, including the presentation management will review on the conference call, will be available on Level 3’s Investor Relations website. Investors unable to join the call via the Web can access the call at +1 877-283-5145 (U.S. Domestic) or +1 312-281-1200 (International). Questions should be sent to investor.relations@level3.com.

The call will be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 2 p.m. ET on Nov 5 until 1 p.m. ET on Jan. 3, 2015. The replay can be accessed by dialing +1 800-633-8284 (U.S. Domestic) or +1 402-977-9140 (International), conference code 21738057.

For additional information, call +1 720-888-2518.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in over 60 countries across a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and elsewhere. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: manage risks associated with continued uncertainty in the global economy; increase revenue from its services to realize its targets for financial and operating performance; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; manage the future expansion or adaptation of its network to remain competitive; defend intellectual property and proprietary rights; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Ashley Pritchard	Mark Stoutenberg
+1 720-888-5950	+1 720-888-2518
ashley.pritchard@level3.com	mark.stoutenberg@level3.com